UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Applied Materials, Inc.

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On March 17, 2006, Mr. Charles Y.S. Liu resigned from the Audit Committee of Applied Materials’ Board of Directors. He remains both a director of Applied Materials and a nominee for election as a director at the 2006 Annual Meeting of Stockholders to be held on March 22, 2006. A description of the circumstances related to Mr. Liu’s resignation is set forth in a press release issued by Applied Materials on March 20, 2006, the full text of which appears below.

Release:	Immediate
Contact:	David Miller (business media)	Paul Bowman (financial community)
	(408) 563-9582	(408) 563-1698

Applied Materials Announces Change in Membership of Audit Committee

SANTA CLARA, Calif., March 20, 2006—Applied Materials, Inc. today announced that Charles Y.S. Liu resigned as a member of the Audit Committee of its Board of Directors effective March 17, 2006. Mr. Liu was appointed to Applied’s Board on September 14, 2005 and to the Board’s Audit Committee on December 14, 2005. He remains a member of Applied’s Board of Directors and of the Board’s Strategy Committee. Mr. Liu is a nominee for election as a director at Applied’s 2006 Annual Meeting of Stockholders to be held on Wednesday, March 22, 2006.

Mr. Liu’s resignation from the Audit Committee followed Applied’s receipt on March 16, 2006 of telephonic notice from Nasdaq staff that, in the staff’s view, Mr. Liu did not meet the criteria for independence that all audit committee members must meet under Nasdaq Marketplace Rule 4350(d)(2). On March 17, 2006, Nasdaq issued a determination letter that confirmed the notice and further stated that, as a result of Mr. Liu’s resignation from the Audit Committee, Applied has regained compliance with this rule and the matter is closed.

Under Nasdaq Marketplace Rule 4200(a)(15)(B), a director is not considered independent if he or she “accepted any payments from the company . . . in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence,” other than specified payments such as “compensation for board or board committee service.” As stated in Applied’s Proxy Statement dated February 21, 2006, Mr. Liu served as a consultant to the Board for approximately three months prior to his appointment as a director, at which time his consulting services terminated. In connection with Mr. Liu’s consulting services, Applied granted him an option to purchase 45,000 shares of Applied common stock, which option is scheduled to become exercisable in four equal, annual installments beginning June 22, 2006. In his consulting agreement, Mr. Liu agreed that if he were later appointed to Applied’s Board, this option would be in lieu of the initial stock option grant of 45,000 shares made to non-employee directors upon joining the Board. Accordingly, Mr. Liu did not receive any stock option grants upon becoming a director.

For purposes of calculating the $60,000 threshold for independence, Nasdaq staff advised Applied that they interpret Nasdaq Marketplace Rule 4200(a)(15)(B) as requiring that Mr. Liu’s stock options be valued in accordance with the Black-Scholes option pricing model as of the date of grant, even though none of these options has yet vested or is currently exercisable. This rule interpretation has not been published by Nasdaq. However, in the interest of full cooperation with Nasdaq, Applied requested that Mr. Liu resign from its Audit Committee, and Mr. Liu promptly honored this request.

Mr. Liu’s resignation from the Audit Committee leaves four remaining members, all of whom are independent in accordance with Rule 4200(a)(15)(B). Applied has been and continues to be in compliance with Nasdaq’s requirement that a majority of its Board be independent.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.